Exhibit 99.1

Codorus Valley Bancorp, Inc.

Reports Third Quarter Earnings for 2014

FOR IMMEDIATE NEWS RELEASE—York, Pennsylvania (October 20, 2014)

Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, today announced net income available to common shareholders (earnings) of $3,149,000 or $0.54 per share basic and diluted for the quarter ended September 30, 2014, compared to earnings of $2,615,000 or $0.52 per share basic, $0.51 per share diluted, for the quarter ended September 30, 2013. For the first nine months of 2014, net income available to common shareholders was $8,845,000 or $1.60 per share basic, $1.57 per share diluted, compared to $7,797,000 or $1.57 per share basic, $1.54 per share diluted, earned in the first nine months of 2013. Earnings per share for all periods reported were adjusted for a recently declared 5% common stock dividend, discussed below.

Third quarter commentary

Highlights for the quarter ending September 30, 2014, include:

•	Earnings for the third quarter of 2014 increased $534,000 or 20 percent compared to the third quarter of 2013. The earnings growth was primarily attributable to increased net interest income from both a higher volume of interest earning assets and a decrease in the cost of deposits.

•	At September 30, 2014, the Corporation’s nonperforming assets ratio was 1.27 percent, an improvement from the 1.67 percent at September 30, 2013.

•	On July 22, 2014, the Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, subject to regulatory approval, will result in the Corporation acquiring Madison Bancorp, Inc., a Maryland corporation (“Madison”). Under the terms of the Merger Agreement, upon consummation of the Merger, each share of Madison common stock will be converted into the right to receive $22.90 in cash, without interest, and each outstanding option to purchase Madison common stock will be converted into the right to receive cash based on a formula set forth in the Merger Agreement. The transaction is valued at approximately $14.4 million. As reported in a Form 8-K dated October 15, 2014, the merger transaction has been formally approved by Madison’s shareholders. Consummation of the Merger is subject to other terms and conditions, including, but not limited to, receipt of various regulatory agency approvals. It is expected that the acquisition will be completed in the first quarter of 2015.

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA  17403
717-747-1519

Other news

•	On October 14, 2014, the Corporation declared a regular quarterly cash dividend of $0.125 per common share, payable on November 11, 2014, to shareholders of record at the close of business on October 28, 2014. Including this dividend, cash dividends for the year 2014 will total $0.49 per share, representing a $0.03 or 6.5 percent increase compared to the year 2013.

•	Also on October 14, 2014, the Corporation declared a 5 percent common stock dividend, distributable on December 9, 2014, to shareholders of record at the close of business on October 28, 2014.

•	In the fourth quarter of 2014, PeoplesBank anticipates opening two new banking offices. A business and mortgage banking financial center is expected to open at 3100 Market Street, Camp Hill, Pennsylvania in November, and a full-service financial center is expected to open in Shrewsbury, Pennsylvania in December.

Additional financial information, which like all information contained herein is unaudited, is provided in the Financial Highlights section of this Earnings Release.

Review of operations

For the nine month period ending September 30, 2014, net income available to common shareholders increased $1,048,000 or 13 percent compared to the first nine months of 2013. The increase in earnings was due primarily to an increase in net interest income, which more than offset increases in the provision for loan losses, noninterest expense and income taxes, as described below.

The $3,208,000 or 11 percent increase in net interest income when comparing the first nine months of 2014 to the same period in 2013, was due primarily to a higher volume of interest earning assets, and a decrease in funding costs resulting from a larger proportion of lower cost deposits and lower rates generally paid on funding sources, reflecting the continued low market interest rates. The average balance of interest earning assets, principally commercial loans, increased approximately $63 million or 6 percent for the first nine months of 2014.

The $130,000 or 13 percent increase in the provision for loan losses for the first nine months of 2014 supported growth in the commercial loan portfolio and maintained the adequacy of the allowance for loan losses.

The $89,000 or 2 percent decrease in noninterest income was primarily the result of a decrease in gains from the sale of mortgage loans, partially offset by increases in service charges on deposit accounts, and increases in fees from managing Trust accounts. Gains from the sale of mortgage loans have decreased due to a substantially lower volume of mortgage refinancing in 2014 versus 2013, as increased market mortgage loan rates have significantly reduced mortgage customer demand.

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA  17403
717-747-1519

The $1,494,000 or 7 percent increase in noninterest expense was due largely to an increase in personnel expense resulting from planned staff additions due to franchise expansion (addition of new branch offices in 2013 and 2014) and continued commercial and retail business growth. Additionally, the Corporation incurred additional professional fees associated with pre-merger legal and investment banking activities, and incurred nonrecurring marketing costs in promoting the Corporation’s 150th anniversary in banking.

The $490,000 or 17 percent increase in the provision for income taxes was due primarily to the 14 percent increase in income before income taxes, and to a lesser degree, a decrease in tax-exempt income from the Corporation’s available-for-sale investment portfolio.

The $144,000 in preferred stock dividends were paid under the U.S. Treasury’s Small Business Lending Fund (SBLF) program. Dividends under this program are at the rate of 1 percent in both 2014 and 2013. The lower amount of preferred stock dividends for the first nine months of 2014, as compared to the same period in 2013, reflected the Corporation’s $13 million partial redemption of SBLF preferred shares in May of 2014.

Review of financial condition

On September 30, 2014, total assets were approximately $1.20 billion, representing an 8 percent increase compared to the $1.12 billion of assets as of September 30, 2013. Compared to one year ago, asset growth occurred primarily in the commercial loan portfolio and was funded primarily by an increase in core deposits and funds from securities sold under repurchase agreements, and to a lesser degree, low-rate advances from the Federal Home Loan Bank of Pittsburgh. The growth of core deposits is a particular focus of the Corporation because the rates are relatively low, are a source of fee income and provide the opportunity to cross-sell other financial products and services. The Corporation excludes time deposits in its definition of core deposits.

As a result of profitable operations, the Corporation’s capital level remained sound as evidenced by capital ratios that exceed current regulatory requirements for well capitalized institutions as provided in the Financial Highlights section of this Earnings Release.

About Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of twenty financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA  17403
717-747-1519

Forward-looking statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The company undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA  17403
717-747-1519

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Interest income	$12,670	$11,819	$37,447	$34,653
Interest expense	2,024	2,124	6,091	6,505
Net interest income	10,646	9,695	31,356	28,148
Provision for loan losses	250	150	1,100	970
Noninterest income	2,162	1,854	5,810	5,899
Noninterest expense	8,002	7,732	23,636	22,142
Income before income taxes	4,556	3,667	12,430	10,935
Provision for income taxes	1,377	990	3,441	2,951
Net income	3,179	2,677	8,989	7,984
Preferred stock dividends	30	62	144	187
Net income available to common shareholders	$3,149	$2,615	$8,845	$7,797
Basic earnings per common share	$0.54	$0.52	$1.60	$1.57
Diluted earnings per common share	$0.54	$0.51	$1.57	$1.54

Condensed Consolidated Statements of Financial Condition (Unaudited) (in thousands of dollars)

	September 30,	December 31,	September 30,
	2014	2013	2013
Cash and short term investments	$34,231	$15,062	$17,147
Investment securities	233,513	233,483	242,737
Loans	892,645	859,898	815,487
Allowance for loan losses	(10,713)	(9,975)	(9,449)
Net loans	881,932	849,923	806,038
Premises and equipment, net	15,173	14,599	14,289
Other assets	38,791	37,574	36,568
Total assets	$1,203,640	$1,150,641	$1,116,779

Deposits	$959,095	$925,303	$922,315
Borrowed funds	121,806	110,856	82,048
Other liabilities	6,883	6,833	6,683
Shareholders’ equity	115,856	107,649	105,733
Total liabilities and shareholders’ equity	$1,203,640	$1,150,641	$1,116,779

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA  17403
717-747-1519

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2014	2014	2014	2013	2013	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2014	2013
Earnings and Per Share Data (7)
(in thousands, except per share data)
Net income available to common shareholders	$3,149	$2,755	$2,941	$2,519	$2,615	$8,845	$7,797
Basic earnings per common share	$0.54	$0.48	$0.58	$0.50	$0.52	$1.60	$1.57
Diluted earnings per common share	$0.54	$0.47	$0.56	$0.49	$0.51	$1.57	$1.54
Cash dividends paid per common share	$0.119	$0.114	$0.114	$0.109	$0.109	$0.347	$0.309
Book value per common share	$17.89	$17.64	$17.12	$16.40	$16.17	$17.89	$16.17
Tangible book value per common share	$17.89	$17.64	$17.12	$16.40	$16.17	$17.89	$16.17
Average common shares outstanding	5,781	5,749	5,098	5,025	4,988	5,545	4,967
Average diluted common shares outstanding	5,876	5,855	5,208	5,136	5,087	5,649	5,060

Performance Ratios (%)
Return on average assets (4)	1.05	0.93	1.04	0.91	0.97	1.01	0.98
Return on average equity (4)	11.03	9.63	10.82	9.57	10.26	10.48	10.26
Return on average realized equity (1)(4)	11.33	9.89	11.12	9.86	10.51	10.77	10.70
Net interest margin (2)	3.80	3.73	3.97	3.88	3.78	3.83	3.81
Efficiency ratio (3)	61.17	63.21	60.74	64.26	64.39	61.70	62.57
Net overhead ratio (6)(4)	1.98	2.02	2.05	2.18	2.12	2.02	2.01

Asset Quality Ratios (%)
Net loan charge-offs (recoveries) to average loans (4)	0.00	0.07	0.10	(0.01)	0.08	0.05	0.14
Allowance for loan losses to total loans (5)	1.20	1.18	1.18	1.16	1.16	1.20	1.16
Nonperforming assets to total loans
and foreclosed real estate	1.27	1.53	1.98	2.24	1.67	1.27	1.67

Capital Ratios (%)
Average equity to average assets	9.56	9.71	9.59	9.49	9.42	9.62	9.60
Tier 1 leverage capital ratio	10.25	10.04	11.34	10.18	10.19	10.25	10.19
Tier 1 risk-based capital ratio	13.26	12.90	14.35	12.79	12.99	13.26	12.99
Total risk-based capital ratio	14.41	14.02	15.49	13.89	14.08	14.41	14.08

(1) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(2) net interest income (tax-equivalent) as a percentage of average interest earning assets

(3) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(4) annualized for the quarterly periods presented

(5) excludes loans held for sale

(6) noninterest expense less noninterest income as a percentage of average assets

(7) per share amounts and shares outstanding were adjusted for common stock dividends

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA  17403
717-747-1519